Exhibit 99.3
LENZ Therapeutics Announces Completion of Merger with Graphite Bio and Provides Update on Recent Clinical and Corporate Progress
– LENZ Therapeutics to debut on Nasdaq under the ticker symbol “LENZ” as a publicly traded company advancing late clinical-stage assets for the treatment of presbyopia –
– Topline data from registration-enabling Phase 3 CLARITY trials for lead assets LNZ100 and LNZ101 expected in April 2024 –
– Strong balance sheet with approximately $210 million of cash and cash equivalents, including $53.5 million from a concurrent PIPE financing–
SAN DIEGO, CA – March 21, 2024 – LENZ Therapeutics, Inc. (Nasdaq: LENZ) (LENZ or the Company), a late clinical-stage biopharmaceutical company focused on developing the first aceclidine-based eye drop that has been shown to improve near vision in people with presbyopia, today announced the completion of its previously announced merger with Graphite Bio, Inc. (previously trading on Nasdaq under the ticker symbol “GRPH”) (“Graphite Bio”). The new combined company will operate under the name LENZ Therapeutics, Inc. and will commence trading on Nasdaq under the ticker symbol “LENZ” on March 22, 2024.
“Following the close of this transaction, we believe we are well-positioned to bring the opportunity of a once-daily pharmacological eye drop intended to improve near vision throughout the full workday closer to the 128 million people in the United States who are impacted by presbyopia,” said Eef Schimmelpennink, President and CEO of LENZ Therapeutics. “With clinical activities completed in each of the three Phase 3 CLARITY trials evaluating LNZ100 and LNZ101, we look forward to reporting topline results from these trials in April 2024 and, subject to successful completion of such trials, submitting an NDA to the FDA by mid-year. Backed by a strong balance sheet and supported by a proven management team and top-tier investors, we believe it is an exciting time for LENZ as we prepare to execute in a catalyst-rich year and, if approved by the FDA, potentially deliver the first aceclidine-based therapy intended to treat presbyopia.”
Topline Data from Pivotal Phase 3 CLARITY Trials for LNZ100 and LNZ101 Expected in April 2024
LENZ’s product candidates, LNZ100 and LNZ101, are preservative-free, single-use, once-daily eye drops containing aceclidine and aceclidine plus brimonidine, respectively.
Previously, both LNZ100 and LNZ101 have demonstrated rapid onset and long duration of near vision improvement as well as an ability to be used across a wide age range of presbyopes with a broad refractive range while avoiding blurry distance vision. In the positive Phase 2 INSIGHT trial (NCT05294328), both LZN100 and LNZ101 achieved their primary endpoint of three-lines or greater near vision improvement without losing one or more lines in distance vision at one hour post-treatment, with 71% (p<0.0001) and 56% (p<0.0001) of treated patients achieving this endpoint, respectively, compared to 6% for vehicle. After 10 hours, 37% and 48% of patients treated with LNZ100 and LNZ101, respectively, maintained three-lines or greater improvement compared to vehicle. Both product candidates had a well-tolerated safety profile with no serious drug-related adverse events.
Following the completion of the INSIGHT trial, LENZ initiated three pivotal Phase 3 CLARITY trials for LNZ100 and LNZ101. Similar to the INSIGHT trial, the primary efficacy endpoint in the CLARITY-1 and CLARITY-2 trials is the percentage of participants who achieve three-lines or greater improvement in near vision, but at three hours post-treatment rather than one hour post-treatment, comparing to brimonidine and vehicle, respectively. The objective of the CLARITY-3 trial is to confirm the long-term safety profile of LNZ100 and LNZ101 over a six-month period. Participants in the CLARITY trials range in age from 45 to 75 years old, the same age range used in the INSIGHT trial, with a refractive range of -4.0 diopters (D) spherical equivalent (SE) to +1.0D SE.
The last visits of the last patients in each CLARITY trial have been completed as of the first quarter of 2024, and LENZ expects to report Phase 3 topline results from the CLARITY trials in April 2024.
Planned Approach to Commercialization of LNZ100 or LNZ101
Based on the data generated from the CLARITY trials, LENZ plans to submit a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) in mid-2024.
LENZ’s objective is to commercialize the product that the Company believes will most effectively meet the needs of the widest range of presbyopes tested and has the potential to provide the best value based on an “all eyes, all day” brand mission, and expects to share the selected product candidate for NDA submission as part of the topline results in April 2024.
LENZ intends to launch either LNZ100 or LNZ101 in the United States with its own commercial organization. To support the projected launch following potential FDA approval, LENZ is actively building out its U.S. commercial capabilities and plans to share additional updates related to its commercialization planning in due course. In addition, LENZ is developing regulatory strategies and intends to opportunistically seek partnerships for Europe, Canada, and other markets to maximize the value of its product candidates. LENZ has already entered into a license and collaboration agreement with Ji Xing for the development and commercialization of LNZ100 and LNZ101 for the treatment of presbyopia in Greater China.
Upcoming Milestones
Based on its progress to date, LENZ anticipates the following near-term milestones in 2024:
•Announce topline results from the Phase 3 CLARITY trials and product candidate selection for NDA submission in April 2024
•Submit an NDA for the selected product candidate in mid-2024 to seek FDA marketing approval
Summary of the Merger Transaction, Reverse Stock Split, Special Cash Dividend and Private Placement
In connection with the closing of the merger, Graphite Bio effected a 1 for 7 reverse split of its common stock and issued a special cash dividend of $1.03 per share of such common stock to Graphite Bio stockholders of record as of March 18, 2024 that continue to hold their eligible shares of Graphite Bio until market open on March 22, 2024, the ex-dividend date in respect of such special cash dividend. Following the reverse stock split and closing of the merger, there were approximately 28 million shares of the combined company’s common stock outstanding.
Concurrent with the closing of the merger, Graphite Bio completed a private placement of $53.5 million from a syndicate of healthcare investors led by LENZ’s existing investors and including participation from new investors. Following the merger, key healthcare investors in LENZ will include Versant Ventures, RA Capital Management, Alpha Wave Global, Point72, Samsara BioCapital, Sectoral Asset Management, RTW Investments, and others. The projected cash and cash equivalents as of the close of the business combination are expected to be approximately $210 million, which LENZ believes will be sufficient funds to build infrastructure and commercialize LENZ’s selected product candidate, subject to successful completion of the Phase 3 trials, NDA submission, and subsequent FDA approval.

Immediately following the merger and the private placement of $53.5 million, pre-merger Graphite Bio stockholders are expected to own approximately 30.8% of the combined company and pre-merger LENZ stockholders are expected to own approximately 56.2% of the combined company. The investors issued shares of common stock in the private placement are expected to own approximately 13.0% of the combined company. All ownership figures are provided on a fully-diluted basis (excluding any additional shares reserved under the 2024 Equity Incentive Plan and the 2024 Employee Stock Purchase Plan).
Leadership Team and Board of Directors Updates
The combined company will be led by Eef Schimmelpennink as President and Chief Executive Officer of LENZ. In addition to Mr. Schimmelpennink, the LENZ leadership team includes current members of management Marc Odrich, M.D., as Chief Medical Officer, and Shawn Olsson, as Chief Commercial Officer.
In addition, LENZ appointed Dan Chevallard as Chief Financial Officer, effective March 21, 2024. Dan most recently served as Chief Financial Officer at Viracta Therapeutics (Nasdaq: VIRX) and possesses more than 20 years of experience in financial, operational, and strategic planning in the biotechnology and life sciences industry.
The Board of Directors of LENZ will be composed of Eef Schimmelpennink, Fred Guerard, Jim McCollum, Zach Scheiner, Shelley Thunen, who join from LENZ’s Board of Directors, Kim Drapkin, who continues from Graphite Bio’s Board of Directors, and Jeff George, who joined as the Chair of the Board of Directors at the closing of the merger.
Advisors
Leerink Partners acted as exclusive financial advisor to Graphite Bio for the transaction and Goodwin Procter LLP served as its legal counsel. BofA Securities served as lead financial advisor to LENZ for the merger. Citi also served as financial advisor to LENZ for the merger. BofA Securities served as lead placement agent on the PIPE financing. Citi, Piper Sandler & Co., and William Blair & Company, L.L.C. served as co-placement agents for the PIPE financing. Latham & Watkins LLP served as legal counsel to the placement agents. Wilson Sonsini Goodrich & Rosati, P.C. served as legal counsel to LENZ.
About Presbyopia
Presbyopia is the inevitable loss of near vision associated with aging and impacts the daily lives of nearly all people over 45. In the United States, the estimated addressable population who suffer from this condition, known as presbyopes, is 128 million, almost four times the number of individuals suffering from dry eye disease and three times the number of individuals suffering from childhood myopia, macular degeneration, diabetic retinopathy, and glaucoma combined. Presbyopia is typically self-diagnosed and self-managed with over-the-counter reading glasses, or managed, after evaluation by an ECP, with prescription reading or bifocal glasses or multifocal contact lenses.
About LENZ Therapeutics
LENZ is a late clinical-stage biopharmaceutical company focused on developing the first aceclidine-based eye drop to improve vision in patients diagnosed with presbyopia. LENZ’s product candidates, LNZ100 and LNZ101, are preservative-free, single-use, once-daily eye drops containing aceclidine and aceclidine plus brimonidine, respectively. LNZ100 and LNZ101 are under clinical evaluation in the registration-enabling Phase 3 CLARITY trials as potential therapies for the treatment of presbyopia, a condition impacting an estimated 1.8 billion people globally and 128 million people in the United States. LENZ is committed to commercializing an ideal pharmaceutical presbyopia solution that enhances vision for “all eyes, all day.” LENZ is headquartered in San Diego, California. For more information, visit: LENZ-Tx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws. You can identify forward-looking statements by words such as “may,” “will,” “could,” “can,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “poised,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, but not all forward-looking statements will contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding the timing, progress and results of LENZ’s clinical trials for LENZ’s current products, including statements regarding the timing of completion of trials, and the reporting of data from LENZ’s current trials; LENZ’s plans relating to the clinical development of LENZ’s product candidates; the size of the market opportunity for LENZ’s product candidates; LENZ’s plans relating to commercializing LENZ’s product candidates, if approved; the beneficial characteristics of LENZ’s product candidates; the timing of regulatory filings and approvals for LENZ’s product candidates; LENZ’s ability to obtain and maintain regulatory approval for LENZ’s product candidates; the expected potential benefits of strategic collaborations with third parties and LENZ’s ability to attract collaborators with development, regulatory and commercialization expertise; and the period over which LENZ estimates LENZ’s existing cash and cash equivalents will be sufficient to fund LENZ’s future operating expenses and capital expenditure requirements. These statements are based on numerous assumptions concerning the development of LENZ’s products and target markets and involve substantial risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievement to be materially different from the information expressed or implied by these forward-looking statements, including those risk factors described in the section titled “Risk Factors” in Graphite Bio’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 27, 2024, as well as the final 424B3 proxy statement/prospectus filed with the SEC on February 13, 2024. LENZ cannot assure you that the forward-looking statements in this press release or the assumptions upon which they are based will prove to be accurate. The forward-looking statements in this press release are as of the date of this press release. Except as otherwise required by applicable law, LENZ and Graphite Bio disclaim any duty to update any forward-looking statements. You should, therefore, not rely on these forward-looking statements as representing LENZ’s views as of any date subsequent to the date of this press release.
Contacts:
Shawn Olsson
LENZ Therapeutics
IR@LENZ-Tx.com
Janhavi Mohite
Stern Investor Relations, Inc.
janhavi.mohite@sternir.com